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
AG ASSOCIATES, INC.
Exhibit 11.01
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share data)



                                        Three Months Ended   Six Months Ended
                                             March 31,           March 31,
                                           1996     1995       1996     1995

Weighted average common shares
     outstanding during the period        5,857    2,957      5,856    2,948

Common share equivalents                    224      857        313      860
                                         -------  -------    -------  -------
Total                                     6,081    3,814      6,169    3,808
                                         =======  =======    =======  =======


Net Income                              $ 2,227  $ 1,761    $ 4,611  $ 3,208

Interest on convertible debentures           --       15         --       30
                                        -------- --------   -------- --------
Adjusted net income                     $ 2,227  $ 1,776    $ 4,611  $ 3,238
                                        ======== ========   ======== ========

Earnings per share                      $  0.37  $  0.47    $  0.75  $  0.85
                                        ======== ========   ======== ========
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